UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 31, 2007

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Commission file number 0-16079

Delaware	84-0915893
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (303) 792-7400

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report:  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 31, 2007, Air Methods Corporation (the Company) entered into a Stock Purchase Agreement (the Agreement) to acquire 100% of the outstanding common stock of FSS Airholdings, Inc., the parent company of CJ Systems Aviation Group, Inc. The Agreement provides for a cash purchase price of $25.0 million due at closing, subject to customary closing adjustments. Closing is anticipated on October 1, 2007, but in no event later than October 31, 2007.The consummation of the transaction is subject to various consents and usual and customary closing conditions. Audited financial results of FSS Airholdings, Inc., for the year ended February 28, 2007, reflected net income from continuing operations of $1.2 million from revenue of $128.8 million.  Audited book equity was $22.2 million as of February 28, 2007.

The summary above is qualified in its entirety by the copy of the Stock Purchase Agreement included under Item 9.01(d) as Exhibit 2.1 to this report, and included in this Item by reference.

This report, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any of the words “believe,” “expect,” “anticipate,” “plan,” “estimate,” and similar expressions are intended to identify such statements. These statements are based on the Company’s assumptions and estimates and are subject to risks and uncertainties. There are possible developments that could cause actual results to differ materially from those forecast or implied in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements.

ITEM 9.01.                      FINANCIAL STATEMENTS AND EXHIBITS

(d)  The following exhibit is filed as part of this report:

2.1	Stock Purchase Agreement dated July 31, 2007, among Air Methods Corporation, FSS Airholdings, Inc., and Fred S. Shaulis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: August 2, 2007	By	\s\ Trent Carman
On behalf of the Company, and as Chief Financial Officer